Sub-Item 77O

Rule 10f-3 Transactions

Dreyfus Stock Funds
-Dreyfus Small Cap Equity Fund

On November 18, 2010, Dreyfus Small Cap Equity Fund (the “Fund”) purchased $19,800 in LPL Investment Holdings (LPLA) - CUSIP # 50213H100 (the “Common Stock"”). The Common Stock were purchased from Goldman Sachs, a member of the underwriting syndicate offering the Common Stock, from their account. BNY Mellon Capital Markets, LLC, an affiliate of the Fund, was a member of the syndicate but received no benefit in connection with the transaction. Goldman Sachs received a commission of 0.225% per share. No other member received any economic benefit. The following is a list of the syndicate’s primary members:

Goldman Sachs & Co.
J.P. Morgan
Morgan Stanley
BofA Merill Lynch
Sanford C. Bernstein
UBS Investment Bank
William Blair & Company
Keefe, Bruyette & Woods
Lazard Capital Markets
Macquarie Capital
Sandler O'Neill & Partners, L.P.
Citi

Accompanying this statement are materials made available to the Board of Directors of the Fund, in connection with the transaction, which ratified that the transaction was effected in compliance with the Fund’s Rule 10f-3 Procedures, at the Fund’s Board meeting held on February 7, 2011.

Dreyfus Family of Funds
FINANCIAL REPORT
10f-3 TRANSACTIONS

Dreyfus

Certifications

CCO Certification

I have prepared the enclosed board summary (the "Summary") based on reports and certifications from each manager summarizing any reportable transactions and compliance with each fund's policies.

I attest that:

- The Summary accurately reflects the Rule 10f-3 transactions provided by each manager for the period shown.
- The Summary accurately reflects funds that have no Rule 10f-3 transactions to report for the period shown.
- My review includes confirmation by the Chief Compliance Officer of each manager that the Rule 10f-3 transactions reported are accurate and in compliance with the fund's policies and procedures.
- My review includes confirmation by the Chief Compliance Officer of each manager that the fund has no Rule 10f-3 transactions to report for the period shown, if applicable.
- Based on my review and testing, I concur that all Rule 10f-3 transactions were conducted in accordance with each Fund's policies and procedures.

	Joseph W. Connolly *Chief Compliance Officer* Dreyfus Funds	1/14/11

4th Quarter 2010

PRE-PURCHASE APPROVAL FORM- PURCHASE OF SECURITIES UNDERWRITTEN BY AN AFFILIATE
Used for compliance with Rule 10f-3 and/or Rule 23B

46. Account/Fund Name: Dreyfus Small Cap Equity Fund
47. Anticipated Purchase Date: 11/18/10
48. Total Net Assets of Account/Fund: $ 173,841,615.86
49. Type and Description of Security to be Purchased: LPL Investment Holdings (LPLA)
50. Credit Rating of Security (Rating/Rating Agency): n/a
51. Name of Underwriting Syndicate Dealer Effecting Transaction: Goldman Sachs
52. Name of Affiliated Underwriter in Underwriting Syndicate: BNY Mellon Capital Markets
53. Issue Size: 469,724,460
54. CUSIP: 50213H100
50. Amount Purchased by Account/Fund: 19,800
51. Percentage of Principal Amount of Offering Purchased by Account/Fund: .004215%
52. Amount Purchased as a Percentage of Account/Fund Assets: .01%
53. Purchase Price of Securities (if at par, so state): $ 30
54. Commission/Spread Received by Principal Underwriters: $0.225 per share
55. Yield (as applicable): n/a
56. Average Yield of Security Purchased by Non-affiliated Entities on Date of Purchase n/a
57. The Affiliated Purchase Should be Reported to the BOD of which Entities: Bank of New York Mellon, N.A______;

    Other (Describe) Dreyfus

Mutual Fund Purchases Only:

31. Was Price paid for all block purchases the same for all participants? (Must be Yes): Yes
32. Was Security Purchased on Offer Date? (Must be Yes): Yes
33. Was Issuer in continuous operation for at least 3 years? (Must be Yes): Yes
34. Was the Offering Part of firm commitment by Underwriter? (Must be Yes): Yes
35. Did affiliated Underwriter benefit directly from the Purchase? (Must be No): No
36. Was the Commission or Spread paid reasonable as compared to Transactions with non-affiliated Parties? (Must be Yes):Yes

REPRESENTATIONS (Check box to make specific affirmation of all points listed below OR Trade Can Not Be Made) X

This transaction complies with all applicable provisions of the *Policy For Fiduciary Account Purchases Of Securities Underwritten By An Affiliate*?

- **This purchase will not be designated as a "group sale" or otherwise allocated to the affiliated underwriter's account and the purchase of these securities will not benefit a direct or indirect affiliate entity of Mellon.**
- The decision to enter into this transaction is based solely on the best interests of the account/fund and not upon the interests of any Mellon affiliate or any other party, including, without limitation, another party to the transaction.
- The securities will be purchased prior to the end of the first day on which any sales are made, at a price that will not be more than the price paid by each other purchaser of the securities in that offering or any concurrent offering of the securities. If the securities are offered for subscription upon exercise of rights, the securities will be purchased on or before the fourth day preceding the day on which the rights offering terminated.
- The underwriting Affiliate indicates that its share of **equity securities does not exceed 5% of the entire offering**.
- The adviser has determined that the securities purchased are in accordance with Rule 10f-3 policies and procedures in which the applicable fund is permitted to invest in its prospectus. **Rule 10f-3 permits only a 25% of purchase issue of a fixed income asset portfolio.**
- **Note: If transaction pertains to an account governed by ERISA, Exhibit E, ERISA checklist per DOL PTE 75-1 must be completed and submitted as required. Please check box x if Exhibit E is required—if so, please complete and submit.**

LOB Asset Management Unit (Print) The Boston Company Asset Management, LLC

AND

LOB Portfolio Manager Name (Print): Joe Corrado Signature: Joe Corrado Date: as of 11/18/10

AND

LOB/CIO/COO Name (Print): John Truschel Signature: John Truschel Date: as of 11/18/10

AND

Chief Compliance Officer Name (Print): Jennifer Cassedy Signature: Jennifer Cassedy Date: as of 11/18/10